EXHIBIT 99.1

Bion Issues Report on Local Environmental Benefits

Resulting from Onsite Livestock Waste Treatment at Kreider Farms

November 13, 2012. New York, New York. Bion Environmental Technologies, Inc. (OTC QB/BB: BNET) today issued two reports on the local environmental benefits that result from its Kreider Farms Project and potential future livestock waste treatment projects. Bion recently commissioned a study that was conducted by Barry Evans, PhD, Senior Research Associate, Penn State Institutes of Energy and the Environment, to assess the local watershed benefits associated with nutrient reductions from onsite treatment of livestock waste. The full studies are available online at:

biontech.com/technology/docs/TMDL_Load_Comparisons_evans2d__4_.pdf

biontech.com/technology/docs/Evans_GroundwaterN.pdf)

To date, the environmental and economic value of Bion’s livestock waste projects has been evaluated only on the basis of the significantly lower-cost verified Chesapeake Bay nitrogen reductions they can produce. However, the ancillary (essentially ‘free’) environmental and economic benefits that accompany this onsite livestock waste treatment, and those impacts on the local communities where they are located, may provide even greater economic benefits and value to Pennsylvania’s tax- and ratepayers than the already substantial benefits of low-cost nitrogen credits.

Dr Evans’ Total Maximum Daily Load (TMDL – the limit of a pollutant a water body can receive and still meet water quality standards) study evaluated Bion’s Kreider Farms dairy and poultry projects and demonstrated verified reductions of nutrients that reach and affect Pennsylvania’s local fresh water sources, including its aquifers, reservoirs and lakes, and rivers and streams. According to the study, Bion’s projects will result in the annual reduction of millions of pounds of nitrogen and phosphorus loading to these local-area fresh water resources, leading to a substantial decrease in nitrates that reach local aquifers. Excess nitrates in drinking water can create serious health concerns in both humans and animals and would be very expensive to treat if future levels exceed safe limits.

Dr. Evans’ study of the impact of Bion’s projects on the local phosphorous-impaired watersheds (Chickies Creek, Quittapahilla Creek, and Donegal Creek) where Kreider’s operations are located, estimates that Bion’s projects will meet 44% of the Clean Water Act TMDL-mandated annual phosphorous reductions for Chickies Creek and exceed 100% of the annual phosphorous reduction mandates for Quittapahilla and Donegal Creek watersheds. A Clean Water Act TMDL is a TMDL that was established before the current Chesapeake Bay mandates. Excess phosphorus stimulates the rapid growth of plants and algae in fresh water, clogging waterways and reducing fishery and aesthetic values.

In June 2012, Pennsylvania’s budget included a Fiscal Code Amendment to fund a study to be completed by the end of 2012. The study will determine whether a competitive procurement program for verified nitrogen reductions from all point and non-point sources would significantly reduce the compliance cost of Chesapeake Bay nitrogen reduction mandates. The study will also determine what other environmental and health benefits would accrue to local environments (and whose value should be considered) as a result of projects that generate low-cost verified Chesapeake Bay nutrient credits. Lastly, the study will outline potential sources of funding to support such a program.

The results to date from Pennsylvania’s nutrient credit trading program, and the long-term verified nitrogen credits available from Bion and others have demonstrated the significant and immediate cost savings available through nutrient trading. Bion’s projects will reduce the cost to tax and rate payers for Chesapeake Bay nitrogen credits by 50 to 80% compared to existing average municipal waste and storm water projects. Dr. Evans’ report now clearly quantifies the sizable and valuable ancillary local environmental benefits that can result from these types of competitively-procured projects.

The remaining issue to be determined will be how to reallocate the existing financial resources that are now being spent on high-cost/low-value solutions so that Pennsylvania and other states can take advantage of this opportunity. While the lower cost of compliance with the Chesapeake Bay mandate would be significant, the long-term value for Pennsylvania’s citizens – improved quality of life and public health, economic development, a cleaner and more productive fresh water recreational industry, and the long-term cost avoidance of future fresh water drinking requirements – will far exceed the actual cost of meeting the Chesapeake Bay mandate.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania in July 2011. The system provides verified reductions of nitrogen and phosphorus, as well as substantial reductions of ammonia and greenhouse gas emissions, odors, pathogens and other pollutants in the waste stream that impact both the Chesapeake Bay and local waters. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct